As filed with the Securities and Exchange Commission on July 19, 2004

Registration Nos. 333-             , 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under THE SECURITIES ACT OF 1933

Accredited Home Lenders Holding Co. Accredited Mortgage Loan REIT Trust	Delaware Maryland	04-3669482 35-2231035
(Exact name of registrant as specified in charter)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15090 Avenue of Science

San Diego, California 92128

(858) 676-2100

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

David E. Hertzel, Esq.

General Counsel

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, California 92128

(858) 676-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher J. DiAngelo, Esq.

Glenn R. Pollner, Esq.

Dewey Ballantine LLP

1301 Avenue of the Americas

New York, New York 10019-6092

(212) 259-8000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee
Preferred shares of beneficial interest of Accredited Mortgage Loan REIT Trust(1)	$100,000,000	12,670(2)
Guarantees of preferred shares of beneficial interest of Accredited Mortgage Loan REIT Trust by Accredited Home Lenders Holding Co.(3)	(3)	—(3)

(1)	Pursuant to Rule 457(o), there is being registered hereunder an indeterminate number of preferred shares of beneficial interest of Accredited Mortgage Loan REIT Trust. The aggregate offering price for all such shares that may be sold from time to time pursuant to this registration statement shall not exceed $100,000,000.
(2)	Calculated in accordance with Rule 457(o).
(3)	There is being registered hereunder an indeterminate amount of Guarantees by Accredited Home Lenders Holding Co. of payments on the preferred shares of beneficial interest of Accredited Mortgage Loan REIT Trust. No separate consideration will be received for such Guarantees. Pursuant to Rule 457(n), no separate fee for such Guarantees is required to be paid.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to completion	July 19, 2004

$100,000,000

Preferred Shares of Beneficial Interest

of

Accredited Mortgage Loan REIT Trust

Fully and Unconditionally Guaranteed by

Accredited Home Lenders Holding Co.

Investing in any preferred shares offered by this prospectus involves risks. See “ Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

The preferred shares offered by this prospectus and any accompanying prospectus supplement may be sold directly, through agents, dealers or underwriters designated from time to time or through a combination of these methods. For additional information about the methods of sale, you should refer to “Plan of Distribution“ in this prospectus and to the accompanying prospectus supplement. Accredited Mortgage Loan REIT Trust (“REIT”) and Accredited Home Lenders Holding Co. (“Accredited”) reserve the sole right to accept or reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, dealers or underwriters. If any agents, dealers or underwriters are involved, their names and any applicable commissions or discounts will be set forth in the accompanying prospectus supplement. The net proceeds to REIT from any offering of preferred shares will also be set forth in the accompanying prospectus supplement.

Accredited will fully and unconditionally guarantee payments on the preferred shares of beneficial interest of REIT as described in this prospectus under “Description of Preferred Shares of REIT—Guarantees of Accredited“ and in any accompanying prospectus supplement.

The date of this prospectus is                     , 2004

You should rely only on the information contained or incorporated by reference in this prospectus or in the applicable prospectus supplement. Neither REIT nor Accredited has authorized anyone to give you different or additional information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date after their respective dates or that the information in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date after its respective date.

Description of Common Shares of REIT	11
Certain Federal Tax Consequences	15
Plan of Distribution	16
Legal Matters	18
Experts	18
Where You Can Find More Information	19
Index to Financial Statements	F-1

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement REIT and Accredited have filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, up to a total dollar amount of $100 million of REIT’s preferred shares of beneficial interest, which are referred to in this prospectus as REIT’s “preferred shares,” may be sold over time in one or more offerings. Each time securities are sold pursuant to the registration statement of which this prospectus forms a part, REIT and Accredited will provide a prospectus supplement that will contain more specific information about the terms of the securities offered and the offering. REIT and Accredited may also add to, update or change in the prospectus supplement any of the information contained or incorporated by reference in this prospectus. This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement, including the information incorporated by reference, in their entirety before you invest in any of the preferred shares.

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus and may not contain all of the information that is important to you. You should read this prospectus and the accompanying prospectus supplement, including the documents incorporated by reference, in their entirety.

Accredited Mortgage Loan REIT Trust

REIT was formed in May 2004 as a Maryland real estate investment trust for the purpose of acquiring, holding and managing real estate assets. All of the outstanding common shares of beneficial interest of REIT are held by Accredited Home Lenders, Inc., a wholly owned subsidiary of Accredited. REIT intends to elect to be subject to tax as a real estate investment trust under the Internal Revenue Code of 1986, as amended, as a result of which it generally will not be subject to federal income tax to the extent that it distributes its earnings to its shareholders, as required, and maintains its qualification as a real estate investment trust.

REIT’s principal business objective is to acquire, hold and manage mortgage assets that will generate net income for distribution to shareholders.

Generally, REIT expects that it will acquire assets primarily in two ways:

•	First, in acting as the depositor in mortgage-backed securitization transactions that it sponsors, REIT will acquire the related retained interests in such transactions; and

•	Second, Accredited intends to transfer retained interests issued in securitization transactions to the REIT as contributions of capital.

REIT expects on a regular basis to execute securitizations of residential mortgage loans that have been originated or acquired by Accredited. In these transactions, Accredited will transfer a pool of mortgage loans to REIT as a contribution of capital. The mortgage loans are to be transferred subject to the lien of Accredited’s warehouse lender. REIT then transfers the mortgage loans as a sale and contribution to a securitization trust, which is to be a wholly-owned subsidiary of REIT. The securitization trust then issues notes, which are underwritten and sold to third-party investors in a public transaction. The net proceeds of the offering are used by REIT to satisfy the warehouse debt, among other things. As the owner of the securitization trust, REIT will be entitled to receive distributions of excess cash flow released from the securitizations.

In May 2004, Accredited contributed mortgage loans and related liabilities to REIT which were then included in a securitization transaction closed by REIT in May 2004.

Accredited has executed securitizations of residential mortgage loans in which it obtained the related retained interests. In June 2004, Accredited transferred the retained interests from the Accredited Mortgage Loan Trust 2002-1 and 2002-2 securitizations to REIT as a contribution of capital. Accredited intends to transfer additional existing retained interests to REIT as capital contributions.

Accredited Home Lenders Holding Co.

Accredited is a nationwide mortgage banking company that originates, finances, sells, securitizes and services non-prime mortgage loans secured by residential real estate. Accredited focuses on borrowers who may not meet conforming underwriting guidelines because of higher loan-to-value ratios, the nature or absence of income documentation, limited credit histories, high levels of consumer debt, or past credit difficulties. Accredited originates loans primarily based upon the borrower’s willingness and ability to repay the loan and the adequacy of the collateral. Accredited’s management team has developed incentive programs, technology tools and business processes that focus its employees on originating non-prime mortgage loans with financial and other characteristics designed to generate profits for Accredited. Accredited believes that its business approach has contributed to disciplined growth in both origination volume and profits.

REIT was formed in May 2004. REIT’s principal executive offices are located at 15090 Avenue of Science, San Diego, California 92128, and its telephone number is (858) 676-2100. Accredited was incorporated in Delaware in May 1990. Accredited’s common stock trades on the Nasdaq National Market under the symbol “LEND.” Accredited’s principal executive offices are located at 15090 Avenue of Science, San Diego, California 92128, and its telephone number is (858) 676-2100. Accredited maintains an Internet website at www.accredhome.com. The information on Accredited’s website is not included or incorporated by reference into this prospectus or any accompanying prospectus supplement, and you should not consider it to be a part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in the preferred shares offered by this prospectus involves a high degree of risk. Before purchasing the preferred shares offered by this prospectus and any applicable prospectus supplement, you should carefully consider, in addition to the other information included or incorporated by reference in this prospectus, the risks described in the applicable prospectus supplement and in filings made with the SEC that are incorporated by reference in this prospectus and the applicable prospectus supplement. If any of these risks actually occurs, the business, results of operations or financial condition of REIT and Accredited may suffer and the value of the preferred shares offered by this prospectus and the applicable prospectus supplement may decline. As a result, you might lose part or all of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the information incorporated by reference, contain forward-looking statements. Forward-looking statements reflect REIT’s and Accredited’s current expectations or forecasts of future events. Forward-looking statements include statements about REIT’s or Accredited’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “will,” “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “assume,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Statements that are forward-looking include, among other things, statements about the following:

•	REIT or Accredited’s business strategy;

•	market trends and risks;

•	assumptions regarding interest rates; and

•	assumptions regarding prepayment rates on the mortgage loans securing Accredited’s mortgage-backed securities.

Forward-looking statements are subject to known and unknown risks and uncertainties and may be based on assumptions that prove to be inaccurate or that are not realized for a number of reasons. As a result, actual results could differ materially from those expected or implied by the forward-looking statements. Actual results could differ for many reasons, including the disclosures and risks described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference. Accordingly, you should not unduly rely on these forward-looking statements, which speak only as of their respective dates. Unless required by law, neither REIT nor Accredited undertakes any obligation to revise any forward-looking statement to reflect circumstances or events after their respective dates or to reflect the occurrence of unanticipated events. You should carefully review the disclosures and risks described in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference. The following are some of the factors that could cause actual results, performance or financial conditions to differ materially from expectations:

•	changes in the demand for, or the value of, mortgage loans due to the attributes of the loans originated by Accredited; the characteristics of borrowers; and fluctuations in the real estate market, interest rates or the market in which REIT or Accredited sells or securitizes loans;

•	a general deterioration in economic or political conditions;

•	REIT’s and Accredited’s ability to protect and hedge their mortgage loan portfolios against adverse interest rate movements;

•	changes in government regulations that affect the origination and servicing of mortgage loans;

•	changes in the credit markets, which affect Accredited’s ability to borrow money to originate mortgage loans;

•	the degree and nature of competition;

•	Accredited’s ability to employ and retain qualified employees;

•	REIT’s ability to elect to be qualified, and to maintain its qualification, as a real estate investment trust for federal income tax purposes; and

•	the other factors referenced in this prospectus, any accompanying prospectus supplement or documents incorporated by reference, including, without limitation, those referred to under the section titled “Risk Factors.”

USE OF PROCEEDS

The estimated net proceeds to REIT from any sale of its preferred shares will be set forth in the applicable prospectus supplement. Accredited will not receive any proceeds from the sale of REIT’s preferred shares or from the guarantees by Accredited of payments on REIT’s preferred shares.

Except as otherwise described in an accompanying prospectus supplement, REIT currently intends to use any proceeds it receives to acquire mortgage assets, including retained interests in its securitization transactions. Proceeds may be used for other purposes specified in the applicable prospectus supplement, and REIT may temporarily invest net proceeds prior to their use.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth, for the periods indicated, Accredited’s ratio of earnings to fixed charges. In calculating these ratios, earnings are based on Accredited’s income before income taxes plus fixed charges. Fixed charges consist of interest expenses per Accredited’s statements of operations, including interest expense on indebtedness, other interest expense and the amortization of deferred financing costs.

	1999		2000		2001		2002		2003		Three months ended March 31, 2004
Ratio of earnings to fixed charges (1)	1.59	x	1.60	x	2.90	x	2.72	x	3.62	x	2.79	x

(1)	Accredited has authority to issue up to 5,000,000 shares of preferred stock. However, there are currently no shares outstanding and, Accredited does not have any preferred stock dividend obligations. Accordingly, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.

DESCRIPTION OF PREFERRED SHARES OF REIT

REIT may issue, from time to time, shares of one or more series or classes of its preferred shares. The following description sets forth certain general terms and provisions of the preferred shares to which any prospectus supplement may relate. The particular terms of any series of preferred shares and the extent, if any, to which these general provisions may apply to the series of preferred shares offered will be described in the prospectus supplement relating to those preferred shares. The following summary of provisions of the preferred shares does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Maryland REIT Law and the provisions of REIT’s Declaration of Trust, articles supplementary to the Declaration of Trust relating to a specific series of the preferred shares and Bylaws. The applicable articles supplementary will be in the form filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at or prior to the time of issuance of that series of preferred shares.

General

As of the date of this prospectus, REIT’s Declaration of Trust authorizes REIT to issue up to 200,000,000 preferred shares of beneficial interest, $1.00 par value per share. REIT’s Board of Trustees may, without any shareholder action, amend REIT’s Declaration of Trust to increase or decrease the aggregate number of shares or the number of shares of any class or series that REIT has authority to issue.

REIT’s Board of Trustees is authorized, subject to the provisions of REIT’s Declaration of Trust, to classify any unissued preferred shares and to reclassify any previously classified but unissued preferred shares of any class or series from time to time, in one or more classes or series. Prior to issuance of shares of each class or series, the Board of Trustees is required by the Maryland REIT Law and REIT’s Declaration of Trust to set, subject to the provisions of the Declaration of Trust regarding the restriction on transfer of shares of beneficial interest, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. The prospectus supplement relating to an offering of preferred shares will describe the terms of any class or series of preferred shares being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•	the dividend rate (or the method of calculating dividends), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of REIT’s shares of beneficial interest;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred shares will accumulate;

•	the dividend periods (or the method of calculating the dividend periods);

•	the voting rights of the preferred shares, if any;

•	the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of REIT’s shares of beneficial interest and any other rights of the shares of the series upon REIT’s liquidation or winding-up;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at REIT’s option;

•	whether the shares of the series of preferred shares will be listed on a securities exchange or quoted on an inter-dealer quotation system;

•	any limitations on direct or beneficial ownership and restrictions on transfer applicable to the preferred shares that may be necessary to preserve REIT’s status as a real estate investment trust; and

•	the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the series.

Rank

Unless otherwise specified in the prospectus supplement relating to a particular series of preferred shares, the preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of REIT, rank (i) senior to all classes or series of common shares of REIT, and to all equity securities ranking junior to such preferred shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of REIT; (ii) on a parity with all equity securities issued by REIT, the terms of which specifically provide that such equity securities rank on a parity with the preferred shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of REIT; and (iii) junior to any equity securities issued by REIT, the terms of which specifically provide that such equity securities rank senior to the preferred shares with respect to dividend rights or rights upon liquidation, dissolution or winding up of REIT.

Dividends

Holders of preferred shares will be entitled to receive, when and as authorized by REIT’s Board of Trustees, and declared by REIT, out of REIT’s funds legally available for the payment of dividends, cash dividends, if any, payable at the dates, at the rates per share, and on the terms, set forth in the applicable prospectus supplement.

Dividends on any series of preferred shares may be cumulative or non-cumulative, to be described in the applicable prospectus supplement. Dividends, if cumulative, will accumulate from and after the date set forth in the applicable prospectus supplement. If the REIT fails to declare a dividend payable on a dividend payment date on any series of the preferred shares for which dividends are non-cumulative, then the holders of such series of preferred shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and REIT will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise set forth in the applicable prospectus supplement. Accrued but unpaid dividends will not bear interest, unless otherwise set forth in the applicable prospectus supplement.

Guarantees of Accredited

Accredited will fully and unconditionally guarantee payments by REIT in respect of REIT’s preferred shares offered by this prospectus and any prospectus supplement, including payments of dividends, redemption prices and liquidation preferences on REIT’s preferred shares. Accredited’s guarantees will be subordinated in right of payment to Accredited’s indebtedness and other obligations. The specific terms of Accredited’s guarantees will be described in the applicable prospectus supplement.

Redemption and Sinking Fund

If so described in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption, redemption at the option of REIT or repurchase at the option of the holder of the preferred shares, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

No series of preferred shares will receive the benefit of a sinking fund except as set forth in any applicable prospectus supplement.

Liquidation Rights

Unless otherwise set forth in the applicable prospectus supplement, in the event of REIT’s liquidation, dissolution or winding up, the holders of shares of each series of preferred shares will be entitled to receive out of REIT’s assets available for distribution to shareholders, before any distribution of assets is made to holders of:

•	any other class of REIT’s preferred shares ranking junior to that series of preferred shares as to rights upon liquidation, dissolution or winding up; and

•	REIT’s common shares of beneficial interest,

liquidating distributions per share in the amount of the liquidation preference specified in the applicable prospectus supplement for that series of preferred shares plus any dividends accrued and accumulated but unpaid to the date of final distribution. However, except as otherwise provided in the applicable prospectus supplement, the holders of each series of preferred shares will not be entitled to receive the liquidating distribution of, plus such dividends on, those shares until the liquidation preference of any of REIT’s shares of beneficial interest ranking senior to that series of the preferred shares as to the rights upon liquidation, dissolution or winding up have been paid (or a sum set aside for that purpose sufficient to provide for payment) in full. Unless otherwise set forth in the applicable prospectus supplement, if, upon REIT’s liquidation, dissolution or winding up, the amounts payable with respect to the preferred shares, and any other preferred shares ranking as to any distribution on parity with the preferred shares, are not paid in full, then the holders of the preferred shares and the other parity preferred shares will share ratably in any distribution of assets in proportion to the full respective preferential amount to which they are entitled. Unless otherwise specified in the applicable prospectus supplement, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred shares will not be entitled to any further participation in any distribution of REIT’s assets. Neither a consolidation or merger of REIT with another corporation, the sale, lease or conveyance of all or substantially all of REIT’s property or business nor a sale of securities will be considered a liquidation, dissolution or winding up of REIT.

Voting Rights

The holders of each series or class of preferred shares REIT may issue will have the voting rights, if any, specified in the applicable prospectus supplement.

Restrictions on Ownership and Transfer

The Internal Revenue Code of 1986, as amended, sets forth certain ownership requirements for real estate investment trusts. For example, not more than 50% in value of REIT’s outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to real estate investment trusts and is very complex. Therefore, the terms of each series of preferred shares may contain provisions restricting the ownership and transfer of the preferred shares. The applicable prospectus supplement will specify any additional ownership limitations relating to a series of preferred shares.

Miscellaneous

When REIT offers to sell a series of preferred shares, the specific terms of the series will be described in the applicable prospectus supplement. If any particular terms of a series of preferred shares described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will be deemed to supersede the terms described in this prospectus.

Except as otherwise provided in any applicable prospectus supplement, the holders of REIT’s preferred shares will have no preemptive rights.

If REIT redeems or otherwise reacquires any of its preferred shares, then those shares may resume the status of authorized and unissued preferred shares undesignated as to series and may be available for subsequent issuance.

No Other Rights

The preferred shares of a series will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable prospectus supplement, REIT’s Declaration of Trust, articles supplementary to the Declaration of Trust relating to the specific series of the preferred shares, Bylaws or as otherwise required by law.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred shares will be specified in the applicable prospectus supplement.

DESCRIPTION OF COMMON SHARES OF REIT

All of the issued and outstanding common shares of beneficial interest of REIT are owned by Accredited Home Lenders, Inc., a wholly owned subsidiary of Accredited.

Subject to the preferential rights of any other shares or series of beneficial interest, holders of common shares are entitled to receive dividends on such shares if, as and when authorized by the Board of Trustees and declared by REIT out of assets legally available therefor, and to share ratably in the assets of REIT legally available for distribution to its shareholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of REIT.

Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided in the applicable prospectus supplement with respect to any other class or series of shares, the holders of such shares will possess the exclusive voting power.

Holders of common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of REIT. Common shares will have equal dividend, liquidation and other rights.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF REIT’S DECLARATION OF TRUST AND BYLAWS

The following summary of certain provisions of Maryland law and of the Declaration of Trust and Bylaws of REIT does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Declaration of Trust and Bylaws of REIT.

Board of Trustees

The Bylaws provide that the number of trustees of REIT may be established only by the Board of Trustees but may not be less than the minimum number required by the Maryland REIT Law nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum.

Removal of Trustees

The Declaration of Trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in the Bylaws authorizing the Board of Trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the Maryland General Corporations Law (the “MGCL”), as applicable to Maryland real estate investment trusts, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust’s shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding voting shares of beneficial interest of the trust (an “Interested Shareholder”) or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. A person is not an Interested Shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an Interested Shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board. REIT’s Board of Trustees has adopted a resolution exempting any business combination with any person from the Business Combination Act. This resolution may be altered or repealed, in whole or in part, at any time by REIT’s Board of Trustees.

Control Share Acquisitions

The MGCL, as applicable to Maryland real estate investment trusts, provides that “control shares” of a Maryland real estate investment trust acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror, by officers or by trustees who are employees of the trust. “Control

Shares” are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

The Bylaws of REIT contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of REIT’s shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Declaration of Trust and Bylaws; Extraordinary Actions

Under the Maryland REIT Law, a Maryland real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless advised by the board of trustees and approved by the affirmative vote of shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the trust’s Declaration of Trust. The Declaration of Trust of REIT generally provides for shareholder approval of such amendments and actions by a majority of the votes entitled to be cast on the matter, except that certain amendments to the Declaration of Trust require the affirmative vote of shareholders entitled to cast two-thirds of the votes entitled to be cast on the matter. Additionally, pursuant to REIT’s Declaration of Trust, the dissolution of REIT must be approved by the affirmative vote of the shareholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

The Declaration of Trust and Bylaws provide that the Board of Trustees shall have the exclusive power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws.

Advance Notice of Trustee Nominations and New Business

The Bylaws of REIT provide that (a) with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to REIT’s notice of the meeting, (ii) by the Board of Trustees or (iii) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of shareholders, only the business specified in REIT’s notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to the Board of Trustees may be made only (i) pursuant to REIT’s notice of the meeting, (ii) by the Board of Trustees or (iii) provided that the Board of Trustees has determined that trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Anti-takeover Effect of Certain Provisions of Maryland Law and of the Declaration of Trust and Bylaws

If the applicable board resolution is rescinded, the business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Declaration of Trust on removal of trustees and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of REIT.

CERTAIN FEDERAL TAX CONSEQUENCES

Certain federal tax consequences relating to the offering of REIT’s preferred shares will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

The securities may be sold:

•	directly to purchasers;

•	to or through one or more underwriters or dealers designated from time to time;

•	through one or more agents designated from time to time; or

•	through a combination of the above.

The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the identity of any underwriters, dealers or agents that purchase or participate in the offer and sale of the securities;

•	the amount of any compensation, discounts, commissions, agency fees or concessions to be received by or allowed or reallowed to underwriters, dealers or agents;

•	the terms of indemnification provisions relating to the offering, including indemnification from liabilities under federal securities laws;

•	the terms of the offering, including the number of securities sold, the purchase price for the securities, the amount and nature of the proceeds or other consideration and any over-allotment option that any underwriters may have;

•	the nature of any activities or transactions by any underwriter, dealer or agent during the offering that may stabilize, maintain or otherwise affect the price of the securities offered;

•	the identity of any finders, the amount of any finders’ fees and any material relationships between any finders and REIT, Accredited and any underwriters; and

•	an estimate of the offering expenses.

If a dealer is used, the securities may be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If underwriters are used, they may offer and sell the securities from time to time in one or more transactions at a fixed public offering price, at varying prices determined at the time of the sale or at negotiated prices. If required by the rules of the National Association of Securities Dealers, or NASD, the maximum public offering price may be determined by a “qualified independent underwriter,” as defined in Rule 2720 of the Conduct Rules of the NASD and as described in the applicable prospectus supplement. The obligations of the underwriters to purchase the securities may be subject to the conditions set forth in the applicable underwriting agreement. The prospectus supplement will describe certain of the terms of any underwriting arrangement, which may include a firm commitment underwriting or a best-efforts underwriting. The securities may be offered through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. Underwriters with whom REIT and Accredited have material relationships may be used, in which case such relationships will be described in the applicable prospectus supplement. Underwriters may be used who, or whose affiliates, have performed and may in the future perform various commercial banking, financial advisory, investment banking and/or other services for REIT or Accredited for which they have received or will receive fees.

In connection with underwritten offerings, underwriters generally may engage in activities or effect transactions that stabilize, maintain or otherwise affect the market price of the securities offered. As a result of these activities, the price of the securities offered may be higher than the price that otherwise might exist in an open market. These transactions may be effected on the New York Stock Exchange or the Nasdaq National Market, in the over-the-counter market or otherwise. If these activities are commenced, they may be discontinued by the underwriters at any time. These activities may include the following:

•	Stabilizing Transactions. Stabilizing transactions consists of bids or purchases for the purpose of pegging, fixing, or maintaining the price of a security.

•	Over-Allotments and Syndicate Covering Transactions. Over-allotments occur when underwriters sell more securities than they have committed to purchase in an underwritten offering. Over-allotments create a “covered” or “naked” short position for the underwriters. Covered short sales are short sales made in an amount that does not exceed the underwriters’ over-allotment option to purchase additional securities. The underwriters may close out a covered short position either by exercising their over-allotment option or by purchasing shares in the open market. In making this determination, the underwriters may consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out a naked short position by purchasing shares in the open market.

•	Penalty Bids. A penalty bid is an arrangement that permits the managing underwriters to reclaim a portion of the underwriting discount received by a syndicate member in connection with the offering when the managing underwriters have repurchased, in stabilizing or short covering transactions, securities sold by or for the account of that syndicate member.

•	Passive Market Making. If any of the securities offered are authorized for quotation on Nasdaq, underwriters who are Nasdaq market makers generally may engage in passive market making transactions in those securities. Passive market making generally consists of displaying bids on Nasdaq no higher than the highest independent bid and making purchases at prices no higher than these independent bids. On each day, a passive market maker generally cannot make net purchases that exceed 30% of the passive market maker’s average daily trading volume in these securities during a specified period. If the passive market maker reaches or exceeds this limit, the passive market maker must promptly withdraw its quotations from Nasdaq and cease effecting any bids for or purchases of these securities for the remainder of the day.

The securities may or may not be listed on a national securities exchange or a foreign securities exchange or quoted on an inter-dealer quotation system. No assurances can be given that there will be a market for any of the securities.

In compliance with guidelines of the NASD, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

Certain matters of Maryland law with respect to the validity of REIT’s preferred shares offered by this prospectus and any accompanying prospectus supplement will be passed upon for REIT by Venable LLP, Baltimore, Maryland. The validity of Accredited’s guarantees of payments on REIT’s preferred shares offered by this prospectus and any accompanying prospectus supplement will be passed upon for Accredited by Dewey Ballantine LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from the Annual Report on Form 10-K of Accredited Home Lenders Holding Co. for the year ended December 31, 2003, and the balance sheet of Accredited Mortgage Loan REIT Trust as of May 4, 2004 (inception) appearing in this prospectus, have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their reports, which is incorporated herein by reference and appearing herein, and have been so incorporated and included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

REIT and Accredited have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the offering of REIT’s preferred shares. Accredited files annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus, in accordance with SEC rules, does not contain all of the information contained in the registration statement, including the exhibits to the registration statement. For further information with respect to REIT, Accredited and the offered shares, you should refer to the registration statement and to the exhibits to the registration statement. Statements contained in this prospectus or any accompanying prospectus supplement about the contents of any contract or any other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You may read and copy SEC filings, including the registration statement of which this prospectus is a part, at the SEC’s Public Reference Room, which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of the registration statement by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the SEC’s Public Reference Room. In addition, the SEC maintains an Internet website, which is located at http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. You may access the registration statement of which this prospectus is a part at the SEC’s Internet website.

In reliance on Rule 12h-5 under the Securities Exchange Act of 1934, REIT does not intend to file annual reports, quarterly reports, current reports or transition reports with the SEC. For so long as REIT relies on Rule 12h-5, certain financial information pertaining to REIT will be included in Accredited’s financial statements filed with the SEC pursuant to the Securities Exchange Act of 1934.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Accredited to incorporate by reference into this prospectus the information it has filed with the SEC. The information Accredited incorporates by reference into this prospectus is an important part of this prospectus. Any statement in a document Accredited incorporates by reference into this prospectus or any accompanying prospectus supplement will be considered to be modified or superseded to the extent a statement contained in this prospectus or any accompanying prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus or any accompanying prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus or accompanying prospectus supplement, except as modified or superseded.

Accredited incorporates by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	Accredited’s annual report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 26, 2004 (file no. 000-50179);

•	Accredited’s quarterly report filed on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 17, 2004 (file no. 000-50179);

•	the information set forth in Item 5 of Accredited’s current report on Form 8-K, filed with the SEC on April 29, 2004 (file no. 000-50179); and

•	future filings Accredited makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning Accredited at the following address:

Accredited Home Lenders Holding Co.

15090 Avenue of Science

San Diego, California 92128

(858) 676-2100

THE DECLARATION OF TRUST OF REIT, PROVIDES THAT NEITHER THE SHAREHOLDERS NOR THE TRUSTEES, OFFICERS, EMPLOYEES OR AGENTS OF REIT SHALL BE LIABLE UNDER ANY WRITTEN INSTRUMENT CREATING AN OBLIGATION OF REIT, AND ALL PERSONS SHALL LOOK SOLELY TO REIT’S ASSETS FOR THE PAYMENT OF ANY CLAIM UNDER OR FOR THE PERFORMANCE OF THAT INSTRUMENT. ALL PERSONS DEALING WITH REIT SHALL LOOK ONLY TO THE ASSETS OF REIT FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

INDEX TO FINANCIAL STATEMENTS

ACCREDITED MORTGAGE LOAN REIT TRUST

(A Wholly Owned Subsidiary of Accredited Home Lenders Holding Co.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees of

Accredited Mortgage Loan REIT Trust

We have audited the accompanying balance sheet of Accredited Mortgage Loan REIT Trust (a wholly owned subsidiary of Accredited Home Lenders Holding Co.) (the “Company”) as of May 4, 2004 (inception). This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company as of May 4, 2004 (inception) in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

July 15, 2004

Costa Mesa, California

ACCREDITED MORTGAGE LOAN REIT TRUST

(a wholly owned subsidiary of Accredited Home Lenders Holding Co.)

BALANCE SHEET

MAY 4, 2004 (Inception)

May 4, 2004 (inception)
Shareholder’s Equity

Preferred shares, $1.00 par value; authorized 200,000,000 shares; no shares issued and outstanding	$—
Common shares, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 100,000 shares	1,000
Note receivable for common shares	(1,000)

Total shareholder’s equity	$—

See accompanying notes to the balance sheet.

ACCREDITED MORTGAGE LOAN REIT TRUST

(a wholly owned subsidiary of Accredited Home Lenders Holding Co.)

NOTES TO THE BALANCE SHEET

MAY 4, 2004 (Inception)

1. Formation – Accredited Mortgage Loan REIT Trust (the “Company”) was formed on May 4, 2004 as a Maryland real estate investment trust for the purpose of acquiring, holding and managing an investment portfolio of mortgage loans.

All of the outstanding common shares of beneficial interest of the Company are held by Accredited Home Lenders, Inc. (“AHL”), which in turn is a wholly owned subsidiary of Accredited Home Lenders Holding Co. The shares were issued in exchange for a receivable which was collected on June 4, 2004.

The Company intends to elect to be taxed as a real estate investment trust and to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, the Company will generally not be subject to Federal or state income tax to the extent that its distributions to shareholders satisfy the real estate investment trust requirements and certain asset, income and share ownership tests are met.

2. Subsequent Events – On May 10, 11 and 12, 2004, AHL contributed to the Company mortgage loans with a principal balance of $707.5 million and outstanding credit facility balance of $707.5 million pursuant to a Contribution Agreement and Assignment. Additionally, AHL contributed to the Company deferred origination costs of $480,000, accrued interest income of $889,000 and market reserve on loans of $4.7 million related to the contributed loans, as well as cash of $26 million, resulting in additional paid-in capital to the Company of $22.7 million.

On May 26, 2004, the Company completed a securitization of $707.2 million of mortgage loans, of which $22.3 million represented upfront overcollateralization. Pursuant to the securitization, two classes of notes were issued totaling $684.9 million, rated “AAA” and “Aaa” by Standard & Poor’s Rating Services and Moody’s Investor Service, respectively. Class A-1 Notes in the amount of $342.2 million were issued with a variable interest rate of One-Month LIBOR plus 0.29%, collateralized by fixed and adjustable interest rate conforming mortgage loans. Class A-2 Notes in the amount of $342.7 million were issued with a variable interest rate of One-Month LIBOR plus 0.30%, collateralized by fixed and adjustable interest rate conforming and non-conforming mortgage loans. The classes A-1 and A-2 Notes have a final stated maturity date of July 25, 2034.

This securitization was structured legally as a sale, but for accounting purposes is treated as a financing under Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities — a replacement of FASB Statement No. 125. This securitization does not meet the qualifying special purpose entity criteria under SFAS No. 140 and related interpretations because after the loans are securitized, the securitization trust may acquire derivatives relating to beneficial interests retained by the Company. Also, AHL, as servicer, subject to applicable contractual provisions, has sole discretion to use its best commercial judgment in determining whether to sell or work out any loans securitized through the securitization trust that become troubled. Accordingly, the loans will remain on the balance sheet (retained interests are not created) and securitization indebtedness will replace outstanding credit facility originally associated with the securitized mortgage loans. The Company will record interest income on the mortgage loans and interest expense on the securities issued from the securitization over the life of the securitization and will record provisions for losses on these securitized loans in an amount sufficient to maintain credit loss reserves at a level considered adequate to cover probable losses in such portfolio.

The $26 million in cash contributed to the Company by AHL was used to pay off the outstanding credit facility balance on the $22.3 million of loans held as overcollateralization by the securitization, purchase interest rate caps held in the securitization, and pay underwriter fees and other costs associated with closing the securitization on May 26, 2004.

In June 2004, AHL transferred the retained interests from the Accredited Mortgage Loan Trust 2002-1 and 2002-2 securitizations to the Company as a contribution of capital of $14.5 million.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of issuance and distribution

The following table lists the costs and expenses, other than underwriting discount and commissions, payable by the registrants in connection with the sale of the securities covered by this registration statement. It is intended that these expenses will be paid by Accredited Mortgage Loan REIT Trust. All amounts are estimates except for the SEC registration fee and the NASD fee.

Description	Amount
SEC registration fee	$12,670
Printing and engraving expenses	2,500
Legal fees and expenses	600,000
Accounting fees and expenses	65,000
Miscellaneous fees and expenses	830

Total	$681,000

Item 15.	Indemnification of Directors and Officers

Accredited Mortgage Loan REIT Trust (“REIT”)

The Maryland REIT Law permits a Maryland real estate investment trust to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. REIT’s Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

REIT’s Declaration of Trust authorizes REIT, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee or officer of REIT and at the request of REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. REIT’s Bylaws obligate REIT, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity or (b) any individual who, while a trustee or officer of REIT and at the request of REIT, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in any such capacity, against any claim or liability to which he or she may become subject by reason of his or her service in any such capacity. REIT’s Declaration of Trust and Bylaws also permit REIT to indemnify and advance expenses to any person who served a predecessor of REIT in any of the capacities described above and to any employee or agent of REIT or a predecessor of REIT. REIT’s Bylaws require REIT to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in any such capacity.

The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or certain other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

In addition, any underwriting agreement relating to an offering of the securities covered by this registration statement may provide for the indemnification, by the underwriters, of REIT’s controlling persons, directors and officers against certain liabilities, including liabilities under federal securities laws.

Accredited Home Lenders Holding Co. (“Accredited”)

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), Accredited has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Accredited’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) and (ii) require Accredited to indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL. Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner that they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, that they had no reasonable cause to believe their conduct was unlawful. Accredited believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief may remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Accredited, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of Accredited or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to Accredited or its stockholders when the director was aware or should have been aware of a risk of serious injury to Accredited or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to Accredited or its stockholders, for improper transactions between the director and Accredited and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Accredited has entered into indemnity agreements with each of its directors and executive officers and certain senior managers that require Accredited to indemnify such persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of Accredited or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of Accredited and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

In addition, any underwriting agreement relating to an offering of the securities covered by this registration statement may provide for the indemnification, by the underwriters, of Accredited’s controlling persons, directors and officers against certain liabilities, including liabilities under federal securities laws.

Accredited maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future. Accredited also has an insurance policy covering the officers and directors of Accredited with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 16.	Exhibits

Exhibit number	Description

1.1	Underwriting agreement†

4.1	Specimen certificate for Accredited Mortgage Loan REIT Trust’s preferred shares of beneficial interest†

4.2	Articles Supplementary to Declaration of Trust of Accredited Mortgage Loan REIT Trust†

5.1	Opinion of Venable LLP regarding the legality of Accredited Mortgage Loan REIT Trust’s preferred shares of beneficial interest††

5.2	Opinion of Dewey Ballantine LLP regarding the legality of Accredited Home Lenders Holding Co.’s guarantee of payments on Accredited Mortgage Loan REIT Trust’s preferred shares††

8.1	Opinion of Dewey Ballantine LLP relating to certain tax matters†

12.1	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Venable LLP (contained in exhibit 5.1)††

23.3	Consent of Dewey Ballantine LLP (contained in exhibits 5.2 and 8.1)††

24.1	Powers of attorney (contained in signature pages)

99.1	Declaration of Trust of Accredited Mortgage Loan REIT Trust†

99.2	Bylaws of Trust of Accredited Mortgage Loan REIT Trust†

†	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

††	To be filed by amendment.

Item 17.	Undertakings

The undersigned registrants hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Accredited Mortgage Loan REIT Trust hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Accredited Home Lenders Holding Co.’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 19, 2004.

ACCREDITED MORTGAGE LOAN REIT TRUST

By:	/S/ JAMES A. KONRATH
James A. Konrath Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Konrath and Ray W. McKewon, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES A. KONRATH James A. Konrath	Chief Executive Officer and Trustee (Principal Executive Officer)	July 19, 2004

/S/ JOHN S. BUCHANAN John S. Buchanan	Chief Financial Officer (Principal Accounting Officer)	July 19, 2004

/S/ RAY W. MCKEWON Ray W. McKewon	Executive Vice President, Secretary and Trustee	July 19, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July 19, 2004.

ACCREDITED HOME LENDERS HOLDING CO.

By:	/S/ JAMES A. KONRATH
James A. Konrath Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints James A. Konrath and Ray W. McKewon, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign any amendments (including post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended) to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JAMES A. KONRATH James A. Konrath	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 19, 2004

/S/ JOHN S. BUCHANAN John S. Buchanan	Chief Financial Officer (Principal Accounting Officer)	July 19, 2004

/S/ RAY W. MCKEWON Ray W. McKewon	Executive Vice President, Secretary and Director	July 19, 2004

/S/ JAMES H. BERGLUND James H. Berglund	Director	July 19, 2004

/S/ GARY M. ERICKSON Gary M. Erickson	Director	July 19, 2004

/S/ JODY A. GUNDERSON Jody A. Gunderson	Director	July 19, 2004

/S/ RICHARD T. PRATT Richard T. Pratt	Director	July 19, 2004

EXHIBIT INDEX

Exhibit number	Description

1.1	Underwriting agreement†

4.1	Specimen certificate for Accredited Mortgage Loan REIT Trust’s preferred shares of beneficial interest†

4.2	Articles Supplementary to Declaration of Trust of Accredited Mortgage Loan REIT Trust†

5.1	Opinion of Venable LLP regarding the legality of Accredited Mortgage Loan REIT Trust’s preferred shares of beneficial interest††

5.2	Opinion of Dewey Ballantine LLP regarding the legality of Accredited Home Lenders Holding Co.’s guarantee of payments on Accredited Mortgage Loan REIT Trust’s preferred shares††

8.1	Opinion of Dewey Ballantine LLP relating to certain tax matters†

12.1	Statement regarding computation of ratio of earnings to fixed charges

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Venable LLP (contained in exhibit 5.1)††

23.3	Consent of Dewey Ballantine LLP (contained in exhibits 5.2 and 8.1)††

24.1	Powers of attorney (contained in signature pages)

99.1	Declaration of Trust of Accredited Mortgage Loan REIT Trust†

99.2	Bylaws of Trust of Accredited Mortgage Loan REIT Trust†

†	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.

††	To be filed by amendment.